Exhibit 99.1
Javelin Pharmaceuticals, Inc. Reports First Quarter 2007 Results
CAMBRIDGE, Mass., May 1, 2007 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (Amex: JAV — News), a company focused in the development of prescription products for the treatment of acute pain management, today reported its unaudited financial results for the first quarter ended March 31, 2007.
Financial highlights for the three months ending March 31, 2007 are as follows:
— Ended the first quarter with $15.3 million in cash, cash equivalents and short term investments.
— Net loss increased to approximately $5.9 million, or $0.15 per share, in the first quarter of 2007 from approximately $2.0 million, or $0.05 per share, in the first quarter of 2006.
— Reported non cash stock based compensation expense for the three months ended March 31, 2007 of approximately $0.9 million, or $0.02 per share impact on operations, compared to $0.4 million, or $0.01 per share impact, for the comparable period of 2006, in accordance with Statement of Financial Accounting Standard 123R.
Financial Performance
For the first quarter ended March 31, 2007, Javelin did not record any grant revenue from the U.S. Department of Defense, compared to approximately $82,000 for the same period a year ago, as the project was completed as of December 31, 2006. We incurred approximately $6.1 million in operating expenses, which was partially offset by approximately $0.2 million of interest income in the first quarter of 2007. In the comparable period in 2006, we incurred $3.0 million in operating expenses which was partially offset by $0.3 million of interest income and $0.6 million from settlement of a legal matter.
Research and development expenses for the first quarter of 2007 were $3.3 million, compared to $1.3 million in the first quarter of 2006. Total research and development expenses increased in the first quarter 2007 compared to the same period in 2006 due primarily from increased clinical trials activity and increased headcount and personnel costs associated with the advancement of each of our three product candidate development programs.
Selling, general and administrative expenses were $2.8 million in the first quarter of 2007 compared to $1.7 million for the first quarter of 2006. Total selling, general and administrative expenses increased in the first quarter 2007 compared to the same period in 2006 due primarily from increased salary, stock based compensation and benefits expense resulting from the addition of full time personnel, followed by pre sales and marketing costs associated with the potential commercial launch of Dyloject in the UK.

Selected Financials
Javelin Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2007	2006
Revenues:
Government grants and contracts	$—	$82,408
Operating expenses:
Research and development	3,331,727	1,324,101
Selling, general and administrative	2,773,646	1,688,451
Depreciation and amortization	20,017	10,859

Total operating expenses	6,125,390	3,023,411

Operating loss	(6,125,390)	(2,941,003)

Other income (expense):
Interest income	223,441	315,798
Interest expense	(699)	(47)
Other income	—	600,000

Total other income (expense)	222,742	915,751

Net loss	(5,902,648)	(2,025,252)
Deemed dividend related to beneficial conversion feature of Series B redeemable convertible preferred stock	—	—

Net loss attributable to common stockholders	$(5,902,648)	$(2,025,252)

Net loss per share attributable to common stockholders:
Basic and diluted	($0.15)	($0.05)

Weighted average shares	40,244,010	40,177,937

Javelin Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$5,105,636	$9,273,479
Short term marketable securities available for sale	10,216,898	11,461,674
Grant receivable	—	113,645
Prepaid expenses and other current assets	405,814	245,593

Total current assets	15,728,348	21,094,391
Fixed assets, at cost, net of accumulated depreciation	225,532	237,163
Other assets	109,223	109,223

Total assets	16,063,103	21,440,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	2,490,646	3,151,379
Deferred lease liability	82,961	57,869

Total current liabilities	2,573,607	3,209,248

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2007 and December 31, 2006, none of which are outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized as of March 31, 2007 and December 31, 2006; 40,594,558 and 40,409,421 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively.	40,594	40,409
Additional paid-in capital	98,792,184	97,634,546
Other comprehensive income (loss)	(2,325)	(5,117)
Deficit accumulated during the development stage	(85,340,957)	(79,438,309)

Total stockholders’ equity	13,489,496	18,231,529

Total liabilities and stockholders’ equity	$16,063,103	$21,440,777

About Javelin
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharmaceuticals.com
or
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com